Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Linn Energy, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-131153) on Form S-8 and the registration statements (Nos. 333-146120, 333-148061, and 333-148134) on Form S-3 of Linn Energy, LLC of our report dated April 7, 2008, relating to our audit of the Statement of Revenues and Direct Operating Expenses - Assets acquired from Lamamco Drilling Company for the year ended December 31, 2007, included in this Current Report on Form 8-K/A Amendment No. 1 dated April 10, 2008.

/s/ KPMG LLP

Houston, Texas
April 7, 2008